Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2023, with respect to the consolidated financial statements included in the Annual Report of Montauk Renewables, Inc. on Form 10-K for the year ended December 31, 2022. We consent to the incorporation by reference of said report in the Registration Statement of Montauk Renewables, Inc. on Form S-8 (File No. 333-252452).

/s/ GRANT THORNTON LLP
Pittsburgh, Pennsylvania
March 16, 2023